Exhibit 10.21

James River Group, Inc.

300 Meadowmont Village Circle

Chapel Hill, NC 27517

November 9, 2011

Mr. Richard Schmitzer

841 Dover Bluff Pl

Manakin, VA 23103

Dear Richard:

The purpose of this letter (the “Agreement”) is to confirm our agreement with respect to the terms of your employment by James River Group, Inc. (the “Parent Company”) to serve as President and Chief Executive Officer of two subsidiaries of JRG: James River Insurance Company (“JRI”) and James River Management Company, Inc. (“JRMC”) (together, the “Companies”). In consideration of the mutual promises contained in this Agreement, the parties to this Agreement hereby agree as follows:

1.           EMPLOYMENT AND TERM.  Effective as of November 1, 2011 (the “Effective Date”), JRI and JRMC each agrees to employ you (the “Executive”) as its President and Chief Executive Officer, and Executive hereby accepts such employment on the terms hereinafter set forth. The term of this Agreement shall be three years commencing as of the Effective Date and ending on the date immediately preceding the third anniversary of the Effective Date, subject to the termination provisions of Section 6. The term of this Agreement shall thereafter be automatically renewed for additional one year periods unless written notice to the contrary shall be given by either the Parent Company or Executive to the other party not less than sixty (60) days prior to the end of the initial or any renewal term that the term shall not thereafter be renewed (“Non-Renewal Notice”), subject to the termination provisions of Section 6. The initial term plus any renewals thereof shall hereafter be referred to as the “Term.”

2.           COMPENSATION.

(a)          Salary.  Executive shall be paid a base salary of not less than four hundred thousand dollars ($400,000) per year, payable in periodic installments by JRMC in accordance with its normal payroll practices.

(b)          Bonus.  Executive shall be eligible to receive such discretionary bonuses (each, a “Bonus”) as the Board of Directors of the Parent Company (the “Board”) (other than Executive, if Executive is a member of the Board), in its discretion, may determine based on Executive’s performance during each fiscal year, including 2011. Any Bonus shall be paid by JRMC within 75 days following the end of the fiscal year for which it is awarded.

(c)          Vacation Benefits.  During the Term Executive shall also be entitled to participate in all JRMC employee benefit plans, and to other fringe benefits generally available to executive employees of the Parent Company and its subsidiaries at the employer’s expense, including:

(i)          a total of four (4) weeks of paid vacation per annum (not subject to carry over to subsequent years), which will be pro-rated for the first and last year of the Term; and

(ii)         business expense reimbursement for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures. The amount of expenses eligible for reimbursement during any tax year of Executive shall not affect the expenses eligible for reimbursement in any other tax year. The right to reimbursement provided in this Agreement is not subject to liquidation or exchange for another benefit. In no event shall the reimbursement of an eligible expense occur later than the earlier of (i) six (6) months from the date of incurrence and (ii) the end of the calendar year following the calendar year in which such expense was incurred.

(d)          Stock Options.  Executive will be considered for inclusion in all equity incentive plans made available to other executive employees of the Parent Company and its subsidiaries.

3.           DUTIES.  Executive shall report exclusively and directly to the Chief Executive Officer of the Parent Company (“CEO” ), to the Board of Directors of JRI (“JRI Board”) and to the Board of Directors of JRMC (“JRMC Board”). Executive shall perform all duties normally associated with the position of President and Chief Executive Officer and such other reasonable duties as may be assigned to him by the CEO. Executive will devote his entire working time, attention, and energies to carrying out and fulfilling his duties and responsibilities under this Agreement. Executive agrees to abide by all policies applicable to employees of the Parent Company and the Companies adopted by their respective boards of directors. Executive’s duties will primarily be performed at the Companies’ offices in Richmond, VA. Executive represents that he is able and willing to engage routine business travel as is necessary to perform his duties as President and CEO of the Companies and to further the Companies’ business interests.

4.           CONFIDENTIAL INFORMATION AND PRIVILEGED INFORMATION.

(a)          Executive will not at any time during the Term or thereafter:

(i)          reveal, divulge, or make known to any person, firm, or corporation or use for his personal benefit or the benefit of others (except the Companies, the Parent Company, Franklin Holdings II (Bermuda), Ltd. (“Holdings”), and any of Holding’s other direct or indirect subsidiaries (hereinafter referred to as “Affiliates,” and all of the foregoing, the “Company Group”)), directly or indirectly, any confidential or proprietary

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information received or developed by him during the course of his employment. For the purposes of this Section 4(a)(i) confidential and proprietary information (“Confidential Information”) shall be defined to mean (1) all historical and pro forma projections of loss ratios incurred by the Company Group; (2) all historical and pro forma actuarial data relating to the Company Group; (3) historical and pro forma financial results, revenue statements, and projections for the Company Group; (4) all information relating to the Company Group’s systems and software (other than the portion thereof provided by the vendor to all purchasers of such systems and software); (5) all information relating to JRI’s unique underwriting approach; (6) all information relating to plans for, or internal or external discussions regarding, acquisitions of or mergers with any business or line of business; (7) non-public business plans; (8) all other information relating to the financial, business, or other affairs of the Company Group including their customers; and (9) any information about any shareholder of Holdings or any of its Affiliates, or any of their officers or employees, that has been furnished or made available to Executive as a result of his position with the Companies. Section 4(a)(i) shall not apply to Executive following the termination of his employment with the Parent Company and the Companies with respect to any Confidential Information known or made generally available to the general public or within the industry by persons other than Executive or a person acting with or at the request of Executive; or

(ii)         reveal, divulge, or make known to any person, firm, or corporation, or use for his personal benefit or the benefit of others (except the Company Group), directly or indirectly, the name or names of any Customers (as defined in Section 5 below) of the Company Group, nor will he reveal, divulge, or make known to any person, firm, or corporation or use for his personal benefit or the benefit of others (except the Company Group), directly or indirectly, any trade secrets or any knowledge or information concerning any business methods or operational procedures engaged in by the Company Group (collectively, “Privileged Information”); provided, however, the restrictions set forth in this Section 4(a)(ii) shall not apply to Executive following the termination of his employment with the Parent Company and the Companies with respect to any Privileged Information known or made generally available to the general public or within the industry by persons other than Executive or a person acting with or at the request of Executive.

5.           NON-COMPETITION.

(a)          Executive acknowledges and agrees that as the Companies’ President and CEO (i) he will be responsible for and directly involved in developing customer goodwill and relationships for the benefit of the Company Group, including personal contact with customers and supervising others who contact customers and develop customer goodwill and relationships; (ii) he will be provided and have access to the Company Group’s Confidential Information and Privileged Information, and will be compensated for the development, and supervising the development, of the same and (iii) he will have unique insight into and knowledge of the skills, talents and capabilities of the Company Group’s key employees.

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(b)          Executive agrees that during his employment by the Parent Company and the Companies, and for the restricted period (“Restricted Period”) after his employment with the Company ceases, he will not:

(i)          compete against the Company Group by engaging in, or by assisting any other person or entity to engage in, or by having an ownership interest in, any Competitive Business in the Territory (as defined below);

(ii)         compete against the Company Group by soliciting any Customer of the Company Group to provide any goods or services in competition against the Company Group;

(iii)        induce or persuade any Customer of the Company Group not to do business with, or to switch business from, or reduce business with, the Company Group;

(iv)        solicit, or assist others in soliciting, Key Employees (as defined below) to either leave the Company Group or to engage in a Competitive Business.

(c)          For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(i)          “Restricted Period” shall mean eighteen(18) months, except that in the event of “Company Non-Renewal Termination” (as defined herein), “Restricted Period” shall mean twelve (12) months.

(ii)         “Competitive Business” shall mean the business of acquiring, holding, and/or operating excess and surplus line insurance companies, and any other material business that the Company Group is engaged in as of the date of this Agreement and as the business of the Company Group evolves during Executive’s employment with the Parent Company and the Companies. For informational purposes only and not for the purpose of construing or restricting the scope of the term “Competitive Business,” the parties agree that the following activities in which the Company Group is currently engaged are within the scope of Competitive Business: writing excess and surplus lines business by wholesale brokers.

(iii)        “Territory” shall mean each and every state or other United States jurisdiction (“State(s)”) where JRI is authorized to underwrite insurance.

(iv)        “Customer” shall mean any customer of the Company Group that (A) purchased products or services from the Company Group during the twelve month period immediately preceding Executive’s last day of employment with the Company (the “Final Year”), and (B) about which Executive either had Confidential Information or Privileged Information or personal or management responsibility for customer contact or service.

(v)         “Key Employees” shall mean any executive, managerial, sales, marketing, or supervisory level employees of the Company Group under Executive’s direct or indirect management authority during the Final Year.

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(d)          The restrictions contained in this Section 5 shall not prevent the purchase of ownership by Executive of not more than three percent (3%) of the securities of any class of any corporation, whether or not such corporation is engaged in any Competitive Business, which are publicly traded on any securities exchange or any “over the counter” market.

6.           TERMINATION.  Executive’s employment hereunder shall terminate under the following circumstances:

(a)          Termination for Cause.  The Parent Company may terminate the employment of Executive for Cause at any time by providing written notice to Executive specifying the cause of the termination. For the purposes of this Agreement, “Cause” means that: (i) Executive willfully violated Sections 4 or 5 of this Agreement; (ii) Executive grossly neglected his duties hereunder; (iii) Executive was convicted of a felony or a crime involving moral turpitude (meaning a crime that includes the commission of an act of depravity, dishonesty, or bad morals); (iv) Executive has committed an act of dishonesty, fraud, or embezzlement against any entity in the Company Group; or (v) Executive otherwise willfully and/or knowingly breached this Agreement in any material respect or willfully and/or knowingly violated the Parent Company’s or Companies’ operating guidelines or policies. In the event that the Company provides written notice of termination for Cause pursuant to Section 6(a)(ii), Executive shall be entitled to cure any alleged neglect of his duties, to the extent curable, within thirty (30) days of receiving written notice from the Parent Company specifying the factual basis for its belief that Executive grossly neglected his duties hereunder. If Executive is terminated for Cause, Executive’s compensation shall terminate on the date of such termination, and all stock options, whether vested or unvested at that time, shall be immediately forfeited and canceled effective as of the date of such termination.

(b)          Termination Without Cause/Non-Renewal.  The Parent Company may terminate Executive at any time without Cause, with or without prior notice. If (i) the Parent Company delivers a timely Non-Renewal Notice and Executive has not timely delivered a Non-Renewal Notice, (ii) Executive continues in employment with the Parent Company through the last day of the Term and (iii) the parties have not executed a written agreement applicable to Executive’s employment after the expiration of the Term, the Executive’s employment shall terminate on the last day of the Term (a “Company Non-Renewal Termination”).

(c)          Termination by Executive for Good Reason.  Executive may, at his option, terminate this Agreement for Good Reason in accordance with the terms of this Section 6(c). “Good Reason” shall mean the occurrence of any one or more of the following events without the prior consent of Executive:

(i)          A material diminution in Executive’s authority, duties or responsibilities, or requiring Executive to report directly to a person or persons other than the Parent Company’s CEO or the Companies’ Boards;

(ii)         A material diminution in Executive’s Base Salary; or

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(iii)        Any action or inaction by the Parent Company or the Companies which constitutes a material breach of the terms of this Agreement;

and, in each case, the failure by the Parent Company or the Companies, as applicable, to cure such condition within the thirty (30) day period after receipt of written notice from Executive specifying in detail the factual basis for his belief that he has Good Reason to resign (“Good Reason Notice”). Executive must deliver a Good Reason Notice to the Parent Company and the Companies within thirty (30) calendar days after the initial existence of a Good Reason condition, and, if the Parent Company and/or the Companies, as applicable, fail to timely cure such Good Reason condition, Executive must terminate his employment within one year after the initial existence of such Good Reason condition, and any failure by Executive to timely comply with either of these requirements shall constitute a waiver of Executive’s right to resign for Good Reason for such condition.

(d)          Termination due to Death or Disability.  Executive’s employment hereunder shall terminate upon his death. The Parent Company may terminate Executive’s employment if he is prevented from performing his responsibilities under this Agreement because of “Disability.” A “Disability” means that Executive is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or disability insurance benefit plan covering JRMC employees (“Disability Plan”). If Executive is unable to perform his responsibilities, by reason of any accident, illness, or mental, or physical impairment, for a period that is reasonably anticipated by the Parent Company to be longer than the waiting period in the Disability Plan, then, at JRMC’s request, Executive shall promptly apply for such income replacement benefits.

(e)           Expiration of Term.  If (i) Executive delivers a timely Non-Renewal Notice pursuant to Section 1 (whether or not the Parent Company has timely delivered a timely Non-Renewal Notice), (ii) Executive continues in employment with the Parent Company through the last day of the Term, and (iii) the parties have not executed a written agreement applicable to Executive’s employment after the expiration of the Term, the Executive’s employment shall terminate on the last day of the Term (“Executive Non-Renewal Termination”).

7.           COMPENSATION AND BENEFITS UPON TERMINATION.

(a)          If, during the Term, the Parent Company terminates Executive’s employment without Cause, there is a Company Non-Renewal Termination, or Executive terminates his employment for Good Reason, then:

(i)          as soon as practicable following such termination but no later than ten (10) days after the Termination Date (as defined below), JRMC shall pay to

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Executive his accrued but yet unpaid base salary earned through the Termination Date and any accrued, but unused vacation pay through the Termination Date (the “Accrued Obligations”);

(ii)         within forty-five (45) days following the Termination Date, JRMC shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date; and

(iii)        subject to the execution and delivery of a general release (which release shall not alter or result in the waiver of Executive’s right to exercise the portion of any stock option that vested through the Termination Date, or any rights under this Section 7(a)) in a form acceptable to the Parent Company within forty five (45) days after the Termination Date, which release has not been revoked, Executive is entitled to receive:

(A)         In the event of (I) a termination without Cause or for Good Reason (x) before a Change in Control (as defined in Section 7(d) or more than twelve (12) months after a Change in Control, an amount equal to Executive’s then current base salary for a period of eighteen (18) months after the Termination Date, or (y) within twelve (12) months after a Change in Control, an amount equal to Executive’s then current base salary for a period of thirty six (36) months after the Termination Date, or (II) a Company Non-Renewal Termination (x) before a Change in Control or more than twelve (12) months after a Change in Control, an amount equal to Executive’s then current base salary for a period of twelve (12) months after the Termination Date, or (y) within twelve (12) months after a Change in Control, an amount equal to Executive’s then current base salary for a period of twenty four (24) months after the Termination Date, which, in any case shall be paid in periodic installments in accordance with JRMC’s normal payroll practices commencing on the first payroll cycle which is at least ten (10) business days after the 45th day after the Termination Date unless (a) such payment is required to be delayed pursuant to Section 8 below, or (b) the first payroll date which is at least ten (10) business days after the 45th day after the Termination Date occurs in the calendar year following the calendar year of the Termination Date, in which case payments pursuant to this section shall be made no earlier than the first business day of the calendar year following the calendar year of the Termination Date;

(B)         the continuation of coverage under all employee benefit insurance plans in which Executive was a participant as of the Termination Date, to the extent such post-employment coverage is authorized by such plans, at JRMC’s expense for a period of twelve (12) months after the Termination Date, provided, however if post-employment coverage is not authorized under JRMC’s health insurance plan, then JRMC will pay Executive the premium cost for health insurance coverage that JRMC would have paid if Executive had continued being a participant in JRMC’s health insurance plan during such twelve month period; and

(C)         any unpaid discretionary bonus awarded to Executive for the year prior to the year in which the Termination Date occurs, which shall be paid in a lump sum on the normal bonus payment date.

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(b)          If Executive is terminated by the Parent Company for Cause or due to death or Disability, or if a termination of employment occurs pursuant to Section 6(e) as a result of Executive’s delivering a timely Non-Renewal Notice:

(i)          within ten (10) days following the Termination Date, JRMC shall pay to Executive the Accrued Obligations; and

(ii)         within forty-five (45) days following the Termination Date, JRMC shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date.

(c)          Except for payments provided under Sections 7(a)(i), 7(a)(ii), and 7(b), all compensation and benefits paid pursuant to this Section 7 shall cease and Executive shall promptly return any amount paid under Section 7(a)(iii) to JRMC if Executive violates any of the terms of Sections 4 or 5 above during the Restricted Period. In addition to these remedies, the Parent Company, the Companies and the Company Group shall have all other remedies provided by this Agreement and by law for the breach of Sections 4 or 5 above.

(d)          For purposes of this Agreement, “Termination Date” means the date of Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 409A”). For purposes of this Agreement, “Change in Control” means (and, for purposes of this definition only, capitalized terms have the meaning defined in the Amended and Restated Franklin Holdings (Bermuda), Ltd Equity Incentive Plan) the first to occur of the following events:

i.	The acquisition, directly or indirectly, by any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) (other than the Company, any Subsidiary, any D.E. Shaw Investor or any affiliate therof, an employee benefit plan maintained by the Company Group, or a Person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) of 40 percent or more of the total combined voting power of the Company Group’s then outstanding voting securities;

ii.	the merger, consolidation, recapitalization, stock purchase or other similar transaction involving the Company, as a result of which person who were shareholders of the Company Group immediately prior to such transaction and the Investors do not, immediately thereafter, own, directly or indirectly, more than 60 percent of the combined voting power entitled to vote generally in the election of directors of the Company (or any merged, consolidated, or surviving company);

iii.	the liquidation or dissolution of the Company other than a liquidation or dissolution of the Company into a Subsidiary or for the purposes of effective a corporate restructuring or reorganization as a result of which

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persons who were shareholders of the Company Group immediately thereafter, directly or indirectly, more than 40 percent of the combined voting power entitled to vote generally in the election of directors of the entity that owns, directly or indirectly, substantially all of the assets of the Company Group following such transaction; or

iv.	the sale, transfer or other disposition of all or substantially all of the assets of the Company Group to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition of all or substantially all of the assets, affiliates of the Company, or any employee benefit plan of the Company Group (other than by way of a transaction that would both be deemed a Change in Control pursuant to clauses (i) or (ii) above); in each case, provided that such event constitutes a “change in control” within the meaning of Section 409 A

(e)          Executive’s rights with respect to the vesting and exercise of the any stock options after the Termination Date shall be governed by the applicable option agreement and Amended and Restated Franklin Holdings (Bermuda), Ltd Equity Incentive Plan.

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8.           409A COMPLIANCE.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Notwithstanding anything else contained in this Agreement to the contrary, if Executive is a “specified employee” under Holding’s specified employee policy as in effect on the Termination Date, or if no such policy is then in effect, within the meaning of Section 409A, any payment required to be made to Executive hereunder upon or following the Termination Date shall be delayed until after the six-month anniversary of Executive’s “separation from service” (as such term is defined in Section 409A) to the extent necessary to comply with, and avoid imposition on Executive of any additional tax, interest, or penalty imposed under, Section 409A. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten (10) day period following the six-month anniversary of the Termination Date.

9.           UNIQUENESS OF SERVICES; ACKNOWLEDGEMENTS.  Executive acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique, and extraordinary character; involve access to and development of Confidential Information and Privileged Information; involve developing and protecting customer relationships and goodwill; and that it would be difficult or impossible to replace such services and that, by reason thereof, Executive agrees and consents that if he violates any of the provisions of Sections 4 and 5 of this Agreement, the Parent Company, the Companies, and/or the Company Group, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued by a court of competent jurisdiction restricting Executive from committing or continuing any violation of Sections 4 and 5 of this Agreement.

10.          FURTHER ACKNOWLEDGEMENTS.  Executive further acknowledges and agrees that the restrictions contained in Sections 4 and 5 above are reasonable and necessary to protect the legitimate interest of the Company Group, in view of, among other things, the short duration of the restrictions; the narrow scope of the restrictions; the Company Group’s interests in protecting its trade secrets, Confidential Information, and Privileged Information (which Executive agrees has a useful life to competitors of more than eighteen (18) months) and its customer relationships and goodwill; Executive’s background and capabilities which will allow him to seek and accept employment without violation of the restrictions; Executive’s opportunity to acquire a substantial equity interest in the Company Group through the award of the stock options; and Executive’s entitlements under this Agreement. If any provision contained in Sections 4 or 5 above is adjudged unreasonable by a court of competent jurisdiction or arbitrator in any proceeding, then such provision shall be deemed modified as provided in Sections 4 or 5 above or by reducing the scope of such provision, the period of time during which such provision is applicable and/or the geographic area to which such provision applies, to the extent necessary for such provision to be adjudged reasonable and enforceable.

11.          NOTICES.  Any notices provided for or permitted by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or three (3) days after it is mailed if delivered by registered or certified mail, return receipt requested, postage

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prepaid, addressed to the party for whom intended at such party’s address set forth above or to such other address as such party may designate by notice in writing given in the manner provided herein.

12.          SECTION HEADINGS.  The section heading in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

13.          ENTIRE AGREEMENT; AMENDMENTS; COUNTERPARTS.  This Agreement constitutes the entire agreement and understanding among Executive, the Parent Company and the Companies with respect to the subject matter hereof and shall supersede any and all other prior agreements and understandings, whether oral or written, relating thereto or the employment of Executive by the Parent Company and the Companies. This Agreement may not be rescinded, modified, or amended, unless an amendment is agreed to in a writing signed by Executive and by an officer of the Parent Company specifically authorized by the Board (other than Executive), and any waiver shall be set forth in writing and signed by the party to be charged. This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be an original, but all of which together shall constitute one and the same instrument.

14.          PARTIAL INVALIDITY.  The invalidity or unenforceability, by statute, court decision, or otherwise, of any term or condition of this Agreement shall not affect the validity or enforceability of any other term or condition hereof.

15.          GOVERNING LAW. This Agreement shall be construed and administered in accordance with the laws of the Commonwealth of Virginia, without regard to the principles of conflicts of law which might otherwise apply.

16.          ASSIGNABILITY.  This Agreement may not be assigned by Executive, and any such purported assignment shall be null and void. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Parent Company and its successors (including without limitation any successor to the Parent Company’s business as the result of a merger or consolidation of the Parent Company, whether or not the Parent Company survives such merger or consolidation) and assigns. Successors to the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Parent Company whether by merger, consolidation, purchase, or otherwise and such successor shall thereafter be deemed the “Parent Company” for purposes hereof.

17.          DISPUTE RESOLUTION.

(a)          Arbitration.  In the event of disputes between the parties with respect to the terms and conditions of this Agreement, such disputes shall be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration Association (or any like organization successor thereto) in Raleigh, North Carolina; provided, however, that either party may seek temporary or preliminary injunctive relief with respect to appropriate matters (including, without limitation, enforcement of

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Sections 4 and 5 above) from a court in aid of arbitration. Such arbitration proceeding shall be conducted pursuant to the commercial arbitration rules (formal or informal) of the American Arbitration Association in as expedited a manner as is then permitted by such rules (the “Arbitration”). Both the foregoing agreement of the parties to arbitrate any and all such claims, and the results, determination, finding, judgment, and/or award rendered through such Arbitration, shall be final and binding on the parties to this Agreement and may be specifically enforced by legal proceedings.

(b)          Procedure.  Such Arbitration may be initiated by written notice from either the Parent Company or Executive to the other which shall be a compulsory and binding proceeding on each party. The Arbitration shall be conducted by an arbitrator selected in accordance with the procedures of the American Arbitration Association. Time is of the essence of this arbitration procedure, and the arbitrator shall be instructed and required to render his or her decision within thirty (30) days following completion of the Arbitration.

(c)          Venue and Jurisdiction.  Any action to compel arbitration hereunder or otherwise relating to this Agreement shall be brought exclusively in either a state court or federal court located in Raleigh, North Carolina, provided that, with respect to an action brought in North Carolina, if a federal court has jurisdiction over the subject matter thereof, then such action shall be brought in federal court, and the Parent Company, the Companies and Executive hereby irrevocably submit with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts.

(d)          Waiver of Jury Trial.  IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER CONNECTED WITH THIS AGREEMENT OR THE AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREUNDER ALL OF THE PARTIES HERETO WAIVE ALL RIGHTS TO A TRIAL BY JURY.

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Kindly indicate your acceptance of this Agreement by signing and returning a copy of this letter to me.

Very truly yours,

James River Group, Inc.

By:	/s/ J. Adam Abram
Name: J. Adam Abram
Title: CEO

ACCEPTED AND AGREED TO THIS 9th DAY OF NOVEMBER, 2011

James River Insurance Company

By:	/s/ Gregg Davis
Name: Gregg Davis
Title: Chairman

James River Management Company, Inc.

By:	/s/ Gregg Davis
Name: Gregg Davis
Title:

/s/ Richard Schmitzer
Richard Schmitzer

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